UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

January 18, 2008

FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 18, 2008 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)
To elect three directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2010 and until their respective successors shall be duly elected and shall qualify;

(ii)	To consider and vote on a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2008;
(iii)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on November 16, 2007, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All shareholders are urged to attend the meeting.

By Order of the Board of Directors

December 14, 2007	By:	/s/ Robert A. Whitman
Robert A. Whitman
Chairman of the Board of Directors

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete, date, sign and return the enclosed proxy card without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 18, 2008

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Franklin Covey Co., a Utah corporation (FranklinCovey or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of the Company’s Common Stock, $0.05 par value per share (the Common Stock) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 18, 2008, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof (the Annual Meeting).  This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 14, 2007.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect three directors to serve for a term of three years; (ii) to consider and vote on a proposal to ratify the appointment of KPMG LLP (KPMG) as the Company’s independent registered public accountants for the fiscal year ending August 31, 2008; and (iii) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone, facsimile or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

The Board of Directors has fixed the close of business on November 16, 2007 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the Record Date).  As of the Record Date, there were issued and outstanding 19,894,596 shares of Common Stock.  The holders of record of the shares of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the three director nominees, and (ii) FOR the ratification of the appointment of KPMG as the Company’s independent registered public accountants for the fiscal year ending August 31, 2008.  It is not anticipated that any other matters will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Holders of Common Stock will vote as a single class.

In the election of the directors, the three nominees receiving the highest number of votes will be elected.  Accordingly, abstentions and broker non-votes will not affect the outcome of the election for directors.

The ratification of the appointment of KPMG as the Company’s independent registered public accountants requires that the number of votes cast in favor of the proposals exceed the number of votes cast in opposition.  Abstentions and broker non-votes will not affect the outcome of this proposal.

PROPOSAL I

TO APPROVE THE ELECTION OF THE THREE NOMINEES AS DIRECTORS

At the Annual Meeting, three directors are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held following the end of fiscal year 2010 and until their successors shall be duly elected and qualified.  Unless the shareholder indicates otherwise, the accompanying proxy will be voted in favor of the following persons: Clayton M. Christensen, E. J. “Jake” Garn and Donald J. McNamara.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.  The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Nominees for Election to the Board of Directors

Certain information with respect to the nominees is set forth below.

Clayton M. Christensen, 55, was appointed as a director of the Company in March 2004 and began his service in July 2004.  Dr. Christensen is the Robert and Jane Cizik Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  His research and teaching interests center on the management issues related to the development and commercialization of business model innovation and technology.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of Ceramics Process Systems from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.  Dr. Christensen also currently serves as a director for Tata Consultancy Services (BSE and NSE Mumbai, India), Harvard Business School, WR Hambrecht and Vanu, Inc.

E. J. “Jake” Garn, 75, was elected to serve as a director of the Company in January 1993.  Mr. Garn is a self-employed consultant.  From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah.  During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees.  Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974.  Mr. Garn also currently serves as a director for Headwaters, Inc. (NYSE), and Nu Skin Enterprises, Inc. (NYSE).

Donald J. McNamara, 54, was appointed to serve as a director of the Company in June 1999.  Mr. McNamara is the founder of The Hampstead Group, LLC (The Hampstead Group), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He currently serves as a Director of Kimpton Hotel Company.  He received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves as a designee of Knowledge Capital.

Directors Whose Terms of Office Continue

In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated.  Stephen R. Covey, Robert H. Daines and Dennis G. Heiner are currently serving terms which expire at the annual meeting of the Company’s shareholders to be held following the end of fiscal year 2008.  Joel C. Peterson, E. Kay Stepp and Robert A. Whitman are currently serving terms which expire at the annual meeting of the Company’s shareholders to be held following the end of fiscal year 2009.

Stephen R. Covey, 75, has been Vice Chairman of the Board of Directors since June 1999.  He served as Co-Chairman of the Board of Directors from May 1997 to June 1999.  Dr. Covey founded Covey Leadership Center and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997.  Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations.  Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People, Principle-Centered Leadership, The 7 Habits of Highly Effective Families, and Living the 7 Habits:  Stories of Courage and Inspiration, Every Day Greatness,  and is the co-author of First Things First.  His latest book, The 8th Habit:  From Effectiveness to Greatness, was released in November 2004.

Robert H. Daines, 73, has been a director of the Company since April 1990.  Dr. Daines is an Emeritus Driggs Professor of Strategic Management at Brigham Young University, where he was employed for 44 years.  While employed by Brigham Young University, Dr. Daines taught courses in finance, strategic financial management and advanced financial management.  During that time, Dr. Daines also taught financial strategy and management controls courses for corporations such as Chase Manhattan Bank, Bank of America and British Petroleum.  He also co-authored the finance textbook Strategic Financial Management, published by Irwin as well as several articles and cases.  Additionally, Dr. Daines served as a consultant to Aetna Life and Casualty where he managed their treasury services including cash management, accounting controls and financial policies and procedures.  Dr. Daines received his MBA from Stanford and his DBA from Indiana University.

Dennis G. Heiner, 64, was appointed as a director of the Company in January 1997.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985 Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979 Mr. Heiner was employed by Conroy Inc, a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University. He also completed Executive programs at Northwestern's Kellogg School of Management and Harvard Business School.

Joel C. Peterson, 60, has been a director of the Company since May 1997.  Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997 and as Vice Chairman of Covey Leadership Center from 1994 to 1997.  Mr. Peterson founded Peterson Partners LP, a privately-held equity investment firm, in 1996 and has served as its Founding Partner from its inception.  Mr. Peterson also has taught MBA courses at Stanford Business School since 1992. Mr. Peterson also serves on the board of directors of JetBlue Airways Corporation (NASDAQ).  Mr. Peterson earned his MBA from Harvard Business School.

E. Kay Stepp, 62, has been a director of the Company since May 1997.  Ms. Stepp served as a director of Covey Leadership Center from 1992 to 1997.  Ms. Stepp is the chairperson of the board of Providence Health and Services, and is the former President and Chief Operating Officer of Portland General Electric, an electric utility.  Ms. Stepp is also currently a director of StanCorp Financial Group (NYSE) and Planar Systems, Inc. (NASDAQ).  She formerly was principal of Executive Solutions, an executive coaching firm, and was a director of the Federal Reserve Bank of San Francisco.  She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland and attended the Stanford Executive Program and the University of Michigan Executive Program.

Robert A. Whitman, 54, has been a director of the Company since May 1997 and has served as Chairman of the Board of Directors since June 1999 and Chairman and Chief Executive Officer of the Company since January 2000.  Mr. Whitman served as a director of Covey Leadership Center from 1994 to 1997.  Prior to joining the Company, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School.

CORPORATE GOVERNANCE

FranklinCovey upholds a set of basic values and principles to guide its actions and is committed to maintaining the highest standards of business conduct and corporate governance.  We have adopted a code of business conduct and ethics for our directors, officers, senior financial officers that include the Chief Executive Officer and Chief Financial Officer and other members of the Company’s financial leadership team and other employees.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.FranklinCovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any shareholder who requests it by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers and employees of FranklinCovey.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Clayton M. Christensen, Robert H. Daines, Jake Garn, Dennis G. Heiner, Joel C. Peterson and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

During the 2007 fiscal year, there were five meetings held by the Board of Directors of the Company.  All directors attended more than 75 percent of the Board meetings.  No director attended fewer than 75 percent of the total number of meetings of the committees on which he or she served.  Although the Company encourages Board members to attend the Annual Meetings, it does not have a formal policy regarding director attendance at annual shareholder meetings.  There were eight members of the Board of Directors in attendance at the Annual Meeting held in January 2007.

The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management.  Joel C. Peterson, chairperson of the Nominating and Corporate Governance Committee and the Lead Independent Director, generally presides over these meetings.

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee (the Nominating Committee), and an Organization and Compensation Committee (the Compensation Committee). The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert H. Daines and Joel C. Peterson.  The Nominating Committee consists of Messrs. Joel C. Peterson, Chairperson, Robert H. Daines, Dennis G. Heiner and Ms. E. Kay Stepp.  The Compensation Committee consists of Ms. E. Kay Stepp, Chairperson, and Messrs. Dennis G. Heiner and Robert H. Daines.

The Board of Directors has adopted a written charter for each of the committees.  These charters are available at the Company’s website at www.FranklinCovey.com.  In addition, shareholders may obtain a printed copy of any of these charters by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met four times during the 2007 fiscal year.  Its functions are:  (i) to review and approve the selection of, and all services performed by, the Company’s independent registered public accountants; (ii) to review the Company’s internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls of the Company.  Each of the members of the Audit Committee is independent as described under NYSE rules.  The Board of Directors has determined that one of the Audit Committee members, Robert Daines, is a “financial expert” as defined in Item 401(h) of Regulation S-K.

The Nominating Committee met two times during the 2007 fiscal year.  The Nominating Committee assists the Board of Directors by:  (i) identifying individuals who are qualified and willing to become Board members; (ii) recommending that the Board nominate as many identified individuals as needed for appointment as a director for each annual Company shareholder meeting; (iii) ensuring that the Audit Committee, the Compensation Committee, and the Nominating Committees of the Board are comprised of qualified and experienced “independent” directors; (iv) developing and recommending succession plans for the Chief Executive Officer; and (v) developing corporate governance policies and procedures applicable to the Company and recommending that the Board adopt said policies and procedures.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Compensation Committee met five times during the 2007 fiscal year.  Its functions are:  (i) to review, and make recommendations to the Board of Directors regarding the salaries, bonuses and other compensation of the Company’s Chairman of the Board and executive officers; and (ii) to review and administer any stock option plan, stock purchase plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers, employees and the independent directors of the Company. All of the Compensation Committee members are “independent” as defined under NYSE rules.

The following table shows the current membership of each of the foregoing committees.

OUR DIRECTOR NOMINATION PROCESS

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must meet the expectations for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for Director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences.  Accordingly, the Board will consider factors such as global experience, experience as a director of a large public company and knowledge of particular industries.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability, as will a candidate’s service on a number of boards exceeding the standards contained in the Company’s Corporate Governance Guidelines.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by the Company’s shareholders who beneficially own at the time of the recommendation not less than one percent of the Company’s outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as that for nominees from other sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

Contractual Rights of Knowledge Capital to Designate Nominees

Currently, under the Amended and Restated Shareholders Agreement dated March 8, 2005 between the Company and Knowledge Capital, the Company is obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of the Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, the Company is obligated at each meeting of the shareholders of the Company at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically indicate to the contrary.

The Amended and Restated Shareholders Agreement also provides that the Company is obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board of Director committees.

COMMUNICATIONS WITH DIRECTORS

Shareholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 or by using the Company’s website at www.FranklinCovey.com.  All such communications will initially be received and processed by the office of the Corporate Secretary.  The Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review for before or after the next regular meeting of the Board of Directors.

DIRECTOR COMPENSATION

Messrs. Robert A. Whitman and Donald J. McNamara do not currently receive compensation for Board or committee meetings.  The remaining directors are paid as follows:

•	Each Board member is paid an annual retainer of $30,000 paid quarterly for service on the Board and attending Board meetings;
•	Each Board member is paid an additional annual retainer of $7,000 for service on each committee that they serve in lieu of committee meeting fees;
•	Committee chairpersons are paid an additional annual retainer of $5,000 for the Audit and Compensation committees and $3,000 for all other committees;
•	Each non-employee Board member receives an annual grant of a restricted stock award of 4,500 shares which vests over a 3-year term;
•	Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

FY2007 Director Compensation
A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-stock incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Clayton Christensen	$30,000	$26,437	-	-	-	-	$56,437
Robert H. Daines	$51,000	$26,437	-	-	-	-	$77,437
E.J. “Jake” Garn	$42,000	$26,437	-	-	-	-	$68,437
Stephen R. Covey	$30,000	$4,938	-	-	-	-	$34,938
Dennis G. Heiner	$44,000	$26,437	-	-	-	-	$70,437
Joel C. Peterson	$47,000	$26,437	-	-	$74,818	-	$148,255
E. Kay Stepp	$49,000	$26,437	-	-	$25,146	-	$100,583
Donald McNamara	-	-	-	-	-	-	-
Robert A. Whitman	-	-	-	-	-	-	-

Column C amounts represent the share-based compensation expense recognized on unvested share awards under SFAS No. 123R in the Company’s fiscal 2007 financial statements.

Director Compensation

Director fees include an annual retainer for membership on the Board of Directors, a separate annual retainer for participating on one or more committee of the Board, and a separate annual retainer for chairing a committee of the Board.  The Board may, in its discretion, award an additional amount to compensate a member for expertise in a specific area (such as an Audit expert).  Additionally, all independent members of the Board receive an annual restricted stock award which vests after 3 years.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, certain information is furnished with respect to the following executive officers of the Company:

Robert W. Bennett, Jr., 51, has been President of the Organizational Solutions Business Unit of the Company since March 2002.  Mr. Bennett joined the Company in February 2000 as Vice President of Sales and later served as Senior Vice President of Global Sales and Delivery.  Prior to joining the Company, Mr. Bennett served as President of PowerQuest from 1998 to 2000 and as General Manager and President of Folio from 1993 to 1998.  Prior to joining Folio, Mr. Bennett spent 14 years with IBM in various sales and management positions.  Mr. Bennett earned his Bachelor’s Degree in Government and Law from Lafayette College in Pennsylvania.

Sarah Merz, 43, has been President and General Manager of the Consumer Solutions Business Unit since October 2003.  Ms. Merz joined the Company in May 2000 as Vice President of Marketing.  Prior to joining the Company, Ms. Merz was a Partner and co-owner of Kannon Consulting, Inc. and an associate for Booz, Allen & Hamilton, where she created marketing strategies for Fortune 100 businesses throughout the U.S. as well as major corporations overseas.  Ms. Merz also served as Vice President of International Sales and Business Development for Revell-Monogram, Inc.  Ms. Merz received an MBA with honors from Northwestern’s Kellogg Graduate School of Management and earned her Bachelor of Arts with honors in Economics from the University of Chicago.

Stephen D. Young, 54, joined the Company as Executive Vice President of Finance, was appointed Chief Accounting Officer and Controller in January 2001, Chief Financial Officer in November 2002 and Corporate Secretary in March 2005.  Prior to joining the Company he served as Senior Vice-President of Finance, Chief Financial Officer and director of international operations for Weider Nutrition for seven years.  Mr. Young has 25 years of accounting and management experience.  Mr. Young is a CPA and holds a Bachelor of Science in Accounting degree from Brigham Young University.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth below.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in FranklinCovey’s annual report on Form 10-K and proxy statement on Schedule 14A filed with the Securities and Exchange Commission for the fiscal year ended August 31, 2007.

Role of the Compensation Committee

The Compensation Committee, composed entirely of independent directors, administers all elements of the Company’s executive compensation program, including the Long-term Incentive Plan.  The Compensation Committee has responsibility for all compensation-related matters, including equity awards, for Robert A. Whitman, the Company’s Chairman, President and Chief Executive Officer.  It also determines any equity awards under the incentive plan for all other executive officers. In consultation with the Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers.  The Compensation Committee reports quarterly to the full Board on decisions related to the Company’s executive compensation program.

Compensation Committee Membership and Process

The Compensation Committee is composed of independent directors who are not employees of the Company or its subsidiaries.  For fiscal year 2007, the members of the Compensation Committee were E. Kay Stepp, who serves as Chairperson, Robert H. Daines and Dennis G. Heiner.  None of the Compensation Committee members have any material business relationships with the Company.

The Compensation Committee held five meetings during fiscal year 2007.  The Compensation Committee regularly meets without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package.

Compensation Committee Charter

The Compensation Committee and the Board periodically review and revise the Committee’s Charter to ensure it accurately reflects these responsibilities and also conduct an annual committee assessment.  A copy of the Charter is available at www.FranklinCovey.com.

Compensation Consultants

Within its charter, the Committee has the authority to engage the services of outside advisors, experts, and others to assist the Committee.  Accordingly, the Committee has engaged Mercer U.S., Inc. (Mercer) to advise the Committee on matters related to CEO, executive, and Board compensation.  The Compensation Committee has the authority to determine the scope of the consulting firm’s services and retains the right to terminate the consultant’s contract at any time.  Currently, Mercer’s services include:

•	Executive compensation program design
•	Total rewards benchmarking
•	Long-term incentive plan design
•	Executive severance policy design
•	Change-in-control policy design
Additionally, Mercer assists with calibrating the executive compensation program targets to Company performance and the competitive market and monitors overall program effectiveness.

THE COMPENSATON COMMITTEE
November 11, 2007	E. Kay Stepp, Chairperson
Robert H. Daines
Dennis G. Heiner

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries.  The Company is not aware of any Compensation Committee interlocks.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains information regarding future performance targets and goals.  These targets and goals are disclosed in the limited context of FranklinCovey’s compensation programs and should not be understood to be statements of management’s performance expectations or guidance or anticipated results. Investors should not apply these performance targets and goals to other contexts.

Executive Compensation Philosophy

Guiding Principles

Overall, the same principles that govern the compensation of all our salaried associates apply to the compensation of FranklinCovey’s Named Executive Officers (NEOs).  Specifically:

•
Franklin Covey pays for performance.  Executives – who have the greatest direct influence on organizational performance – have a significant portion of their compensation at risk based on annual business performance and each individual’s contribution to that performance. Therefore, executives are held accountable through the compensation program for overall organizational performance as well as specific business unit results.

•
Compensation rewards successful execution of the business strategy.  Therefore, the executive compensation program is aligned with achieving the Company’s strategic business plan and directly related to Company performance.

•
Company success depends on teamwork from the executive level down through the organization.  Therefore, the compensation program is designed to promote shared destiny and reward entity/team success, not just individual effort.

•
All compensation components are aligned to attract and retain qualified executive talent.  Successful execution of the business strategy necessitates keeping the Company’s management team in place and focused on achieving business goals.  Therefore, the Company’s program is competitive and equity awards are granted with vesting schedules designed to promote retention.

•	Executive pay is aligned with the interests of shareholders. Equity is used to reward executives for creating shareholder value over a multi-year horizon.

Importance of Governing Values

The FranklinCovey Governing Values guide the actions of the Company and its leaders as they fulfill their responsibilities to the Company’s employees, customers, our shareholders, and the communities we serve.  The Governing Values include:

1.	Commitment to Principles
2.	Lasting Customer Impact
3.	Respect for the Whole Person
4.	Profitable Growth
Each component of the executive compensation program is supported by the Governing Values.  In assessing the contributions of its executive officers to the Company’s performance, the Committee looks primarily to the quantitative results obtained, but also considers how the results were achieved – and whether the decisions and actions leading to the results are consistent with the Governing Values.

Objectives of the Executive Compensation Program

The executive compensation program is designed to reward performance and goal achievement and achieve four primary objectives:

1.	Ensure base pay is competitive for the role or job to be done.
2.	Reward performance of annual objectives and milestones achieved toward the long-term financial plan through annual, or short-term, incentives.
3.	Maintain focus on the long-term financial plan, reward achievement of long-term objectives, and build wealth through the long-term incentive program.
4.	Provide a competitive benefits package as part of a great work environment.

Compensation Reviews and Benchmarking

FranklinCovey operations span several industries including consulting and training, retail, and manufacturing.  These operations draw their key people from different segments of the marketplace.  Our compensation programs are designed to be flexible, competitive, and motivating while operating under one central system for plan design, approvals, and controls.

Executive compensation is reviewed annually by the Organization and Compensation Committee, which is supported by Mercer. The annual pay policy for the fiscal year was set during the 4th quarter of the preceding fiscal year; long-term incentive grants were made in the first quarter of 2007. When determining the total compensation package for the Named Executive Officers, the Committee considers the following:

Competitiveness to the external market

To assess the competitiveness of executive compensation and given that FranklinCovey’s business operations span across different industry segments, the committee uses a general industry cut from published compensation surveys. This normalizes the potential of compensation benchmarks to be biased one way or the other due to practices intrinsic to any one industry segment. Survey sources cover companies similar to FranklinCovey in terms of size, revenues, and/or market capitalization. For 2007 compensation decisions, the published survey data used is comprised of companies with revenues ranging from $150 - $300 million. Specifically, the committee reviewed compensation data for base salary, short-term incentives, total cash compensation, long-term incentives and total direct compensation for positions comparable to those of FranklinCovey from a job role and responsibility perspective from the following sources:

•	Mercer, Americas Executive Remuneration Database
•	Watson Wyatt, Report on Top Management Compensation
In addition to survey data, the Committee relies on current market pay practices, trends, plan design, and consulting services.  Mercer, the Committee’s consultant, provides the published survey data and other general market trend information pertaining to executive compensation.

As a starting point, the Compensation Committee targets the 50th percentile of the general industry group for total direct compensation (base pay, short-term incentive pay at target, and long-term incentive pay) at 100% of budget, i.e., for target level of performance.

Tally sheets

The compensation committee reviewed tally sheets prepared by the consultant for all NEOs. The tally sheets show the historical elements of compensation for the period of time each executive has been in his or her position and provide context for  fiscal 2007 compensation discussions.

Recommendations from the Chairman and Chief Executive Officer

While the Chief Executive Officer (CEO) makes recommendations regarding the total compensation potential for those executives who report directly to him, the Compensation Committee reviews each person’s compensation and makes all final compensation decisions. The CEO does not participate in any decisions that determine his compensation.

Committee knowledge of the performance of each Named Executive and his/her division as reported quarterly to the committee during the fiscal year.

Following review of market data, tally sheets and recommendations, the Compensation Committee takes into consideration individual contribution to the business, experience and ability to impact the business results before determining the level of pay.

After considering all the factors as described above, the Compensation Committee set final target direct compensation opportunity for each Named Executive Officer at approximately the 50th percentile of the market benchmarks. The NEOs could earn more or less relative to the opportunity below based on actual performance and the incentive plans described below:

FY2007 Target Total Direct Compensation

The Target LTIP amount for each named executive officer is based on the number of shares granted multiplied by the share price at the time of the grant.

For determining the CEO’s compensation, the Compensation Committee met in an executive session to consider the same inputs for the CEO’s compensation.   In addition to all of the above factors, the Compensation Committee discussed the CEO Performance Feedback Survey administered to the Board of Directors during the first quarter of 2007 and the CEO’s self assessment.

Elements of Executive Compensation

FranklinCovey’s Executive Compensation Plan incorporates five main elements:

1.	Base Salary
2.	Short-Term Incentive Plan (STIP)
3.	Long-term Incentive Plan (LTIP) – Performance-Based Equity Grants
4.	Certain other benefits
5.	Severance and Change-in-Control benefits
Each element of the company’s executive compensation program addresses different purposes, as described below:

1. Base Salary

Base salaries for NEOs are determined by considering the relative importance of the position, the competitive marketplace, and the individual’s performance and contribution.  Base salaries are targeted to the market median, reviewed annually, and may be adjusted to reflect changing market levels.

None of the NEOs base salaries were adjusted during fiscal year 2007.  For fiscal year 2008, the Organization and Compensation Committee increased Mr. Bennett’s base salary increased from $250,000 to $275,000 to align with market competitive levels.  Base compensation was also reviewed for Mr. Whitman, Ms. Merz and Mr. Young; the Compensation Committee believes their base salaries are competitive with the market and made no changes for fiscal 2008.

2. Short-Term Incentive Plan (STIP)

The annual short-term incentive plan reinforces the Company’s pay for performance philosophy and rewards the achievement of specific business and financial goals achieved during the fiscal year. The fiscal 2007 STIP program was designed to reward financial performance (Operating EBITDA and Operating Income) and individual objectives. Operating EBITDA is defined as EBITDA less certain revenues and expenses that the committee determines should not be included in the calculation of compensation. The individual objectives were set by the CEO for the other NEOs. The Board determined the individual objectives for the CEO.

The STIP payout consists of 70% based on corporate or divisional financial goals, while 30% of the payout is based on achievement of individual goals. The 70/30 split in the STIP is focused on achieving line-of-sight performance tied to the Company’s strategic objectives. The largest weighting (70%) is aligned with achieving financial results (Operating EBITDA and Operating Income), which the Compensation Committee believes are the best drivers of shareholder value.

The target annual short-term incentive payouts for fiscal 2007 as a percentage of base salary for the NEOs are tabulated below. These targets are established to position the target total cash compensation of NEOs at the 50th percentile of the market median when performance is at target.

Target Annual Incentive at Different Performance Levels as a Percentage of Base Salary

(1)	Financial Performance is defined as Operating Income for Mr. Whitman and Mr. Young, and Operating EBITDA for Ms. Merz and Mr. Bennett.

In July, the committee determined to increase Mr. Young’s short-term incentive compensation target for fiscal 2008.  Effective September 1, 2007, his STIP increased from $125,000 to $175,000 per year to equal 70% of his base salary, reflecting market changes and greater parity with other Named Executive Officers.

For Mr. Bennett and Ms. Merz, the maximum STIP payout can only be achieved based on the achievement of their respective business unit’s annual financial goals. In the event of performance greater than target, the maximum payout percent will be applied to both financial and individual portions of the STIP.

For Mr. Whitman and Mr. Young, the maximum STIP payout can only be achieved based on the achievement of the Company’s annual financial goals. In the event of performance greater than target, the maximum payout percent will be applied to both financial and individual portions of the STIP.

Performance Measures

Financial Performance Measures

As described above, the STIP payouts are based on corporate/business unit financial performance and individual objectives. The table below presents the corporate/business unit financial measures for each executive:

Individual Performance Objectives

The individual objectives for the NEOs are determined by the CEO for his direct reports and by the Board for the CEO. These goals are confidential in nature and disclosing them could cause potential competitive harm. Named executive officers generally average three to four individual goals per year which are related to the Company’s strategy. Achievement of the goals is not automatic.

To maintain operating flexibility and enable rapid responses to changing market conditions, the plan was structured so that Mr. Whitman may establish new goals every quarter for his direct reports.

Achievement of individual performance objectives accounts for up to 30% of the target STIP amount for each named executive officer.  As shown in the following example, if an executive has three individual performance objectives, achievement of each objective would count toward one-third of the STIP amount tied to his or her individual performance objectives. Similarly, if an executive has four performance objectives, achievement of each objective would count toward one-quarter of the STIP amount tied to his or her individual performance objectives.

Payout Calculations Tied to Individual Performance Objectives – Example Based on 3 Individual Performance Objectives

Number of Individual Performance Objectives Achieved	Number of Individual Performance Objectives	Percentage of STIP Payout for Individual Performance (30% portion)
1	3	33.33%
2	3	66.67%
3	3	100.00%

Based on actual performance relative to performance goals for fiscal 2007, NEOs can earn from 0% to 150% of their target bonus per the payout scaling tabulated below. The committee has established the payout scale illustrated below with the goal of the plan paying out at target five to six times every ten years and paying out at maximum one to two times every ten years. Maximum payout under the plan would result in annual STIP payouts at or above the market 75th percentile.

Actual Performance and Short-Term Incentive Plan (STIP) Payouts

For fiscal 2007, actual payouts relative to targets were as follows:

The above STIP payouts resulted in actual total short-term incentive plan compensation that was approximately 122% above target, averaged for all NEOs.

STIP Plan Changes for Fiscal 2008 and 2009

For fiscal 2008 the following changes will be made to the STIP:

•
Gradual move to an annual payout.  Named executive officers who report to the CEO will receive, based on performance, up to one-quarter of their target annual STIP following the first and second quarters of the year, and up to one-half of their target annual STIP following the fourth quarter of the year.

•
The maximum payout for any executive for overachievement will be 200% of target.  This change maintains the emphasis on paying for performance and drives each named executive officer to achieve stretch goals that enhance shareholder value.

For fiscal 2009, the annual short-term incentive for all Named Executive Officers will be paid, based on performance, following the end of the fiscal year.

3. Long-Term Incentive Plan (LTIP)

FranklinCovey’s long-term incentive plan has evolved over the last several years and rewards progress toward achieving our long-term financial plan. The grants made in 2006 and 2007 were granted in accordance with the terms of the Company’s Amended and Restated 1992 Stock Incentive Plan which was last approved by the shareholders in January 2006.  For the target number of shares granted to each executive, please refer to the “Grants of Plan Based Awards Table” presented in this report.

In fiscal 2005, the Compensation Committee worked with its consultant and outside legal counsel to further align the compensation program with the business strategy, executive compensation philosophy, and the changing competitive marketplace.  Taking into account emerging financial accounting changes, the evolving expectations of shareholders, market trends, and improved Company performance, the Organization and Compensation Committee adopted in fiscal 2005 a new long-term incentive strategy solely using performance-based shares. Under this plan, shares are awarded only after specific goals are attained.

The CEO and his direct reports participate in the LTIP program. The final payout is based on revenue growth and cumulative operating income over three years. Each participant can earn 0% to 200% of target shares. The target number of shares is calculated by dividing the target LTIP opportunity expressed as a percentage of base salary. Target LTIP Opportunity for the NEOs is tabulated below:

Similar to the STIP targets, the LTIP targets were determined based on the long-term financial plan.

Additionally, the LTIP agreements with each named executive officer include non-compete and non-hire provisions.

Performance measures

The performance measures are revenue growth and cumulative operating income weighted equally and measured over a 3-year performance period. For the grants made in 2006, the three-year revenue growth and operating income goals were 15% and $72.3 million, respectively.  For grants made in 2007, the three-year revenue growth and operating income goals were 20% and $82.6 million, respectively.

The Compensation Committee will determine the number of shares awarded based on actual financial results in accordance with performance during the measurement period.

The committee postponed review of the LTIP for fiscal 2008 to allow additional time to ensure appropriate alignment with the Company’s emerging strategy.

Stock Ownership Guidelines. Philosophically, we believe that Company stock ownership is important for executives and outside directors and further aligns their interests with those of our shareholders.  Through the Long-Term Incentive Plan and Restricted Share Awards (RSAs), executives have the opportunity to increase stock ownership as the Company achieves specific sales and operating income targets.  As a general guideline and consistent with industry best practices, executives are encouraged to maintain stock ownership where the market value of shares held is equivalent to at least 2 times base salary; outside directors are encouraged to maintain stock ownership equal to at least 2 times annual retainer.  Based on the share price as of August 31, 2007, multiplied by the number of shares (including common shares, vested and unvested RSAs, and LTIP awards) held by each executive and director, all executives and directors meet the recommended guideline.

4. Other Benefits and Perquisites

The Company maintains a number of other broad-based employee benefit plans in which, consistent with company values, executive officers participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These include:

•	The Company’s cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (“the Code”).
•
The Company’s 401(k) plan, in which the Company matches 100 percent of the first 1% contributed and 50 percent of the next 4% contributed for a net 3% match on a 5% contribution.  401(k) contributions from highly compensated employees are currently limited to a maximum of 7% of compensation, subject to statutory limits.

•	The Company’s Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

In addition to the benefits available to all full-time associates, FranklinCovey provides the following benefits to the Named Executive Officers:

•
Term Life Insurance.  FranklinCovey provides a portable 20-year term life policy for each named executive officer. The coverage amount is 2.5 times each executive’s target cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance. The Company provides Mr. Whitman with long-term disability insurance which, combined with the Company’s current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2007 target cash compensation. Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

The Company believes that these benefits are critical to retaining key executive talent and are required as part of a competitive executive compensation and benefits package.

Perquisites: Keeping with the spirit of partnership at FranklinCovey, there are no executive perquisites.

5. Severance and Change–in-Control Benefits

FranklinCovey does not have an employment agreement with any of its Named Executive Officers, including Robert A. Whitman, the Chief Executive Officer and Chairman of the Board.

Severance Policy

Franklin Covey Co. implemented a severance policy to establish in advance the appropriate treatment for terminating executives and to ensure market competitiveness. Named executive officers who are terminated involuntarily without cause receive an equivalent of one year of base salary and target annual short-term incentive compensation.  Additionally, FranklinCovey pays COBRA medical and dental insurance premiums for the term of the severance.  Consistent with FranklinCovey’s severance payment policy, all severance payments are made as a lump sum.  Franklin Covey does not gross-up severance payments to compensate for taxes withheld.

Change-in-Control Severance Agreements

A written change-in-control agreement exists for each executive officer.  The change-in-control policy is designed to retain executives of the Company in the event a change-in-control transaction is proposed.  In such situations, the change-in-control benefit may alleviate some of the financial and career concerns normally associated with a change in control and assure executives of fair treatment.

Based on a market assessment, the Organization and Compensation committee determined the following change-in-control severance benefits to be appropriate for a company of FranklinCovey’s size and revenues.  In addition, the annual on-going compensation is designed to reward executives for the Company’s and their individual performance and does not impact the level of benefits that become payable in the event of a contingent event like a change in control.

Specifically, in the event an executive officer’s or key employee’s employment were terminated, without good reason, and as the result of a change in control of the Company, as defined in the policy, the executive officer would be entitled to receive a lump sum cash payment equal to two times his or her current annual target compensation (base salary + STIP). Executive Officers would also be entitled to reimbursement for the payment of premiums to secure continuation coverage pursuant to Section 4980B of the Code (or any successor provision thereto) under the Company’s medical, dental and other group health plans, and would be entitled to have immediately vested, as of his or her employment termination date, all Awards granted by the Company which at that time are not yet vested according to their terms.  LTIP awards will vest in accordance with the terms and provisions of the plan and award documents.

FranklinCovey does not gross-up change in control payments to compensate for taxes withheld.

Section 162(m) Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners).

Franklin Covey’s long-term incentive plan is compliant with Section 162(m) for Performance Share awards established in fiscal years 2006 and 2007.  The Company’s short-term incentive plan is not compliant with Section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

COMPENSATION TABLES

Summary Compensation Table

The salary, bonus, other compensation, long-term compensation and share-based awards for Robert A. Whitman, the Company’s Chairman and Chief Executive Officer, and the other named executive officers listed below (collectively, the Named Executive Officers) as of August 31, 2007, the most recent fiscal year end, are shown on the following Summary Compensation Table. For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

2007 Summary Compensation Table
A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman	2007	$500,000	$-	$264,776	$-	$668,012	-	$56,870	$1,489,658
Chairman and Chief Executive Officer
Stephen D. Young	2007	$250,000	$50,000	$74,093	$-	$167,003	-	$12,318	$553,414
Chief Financial Officer
Sarah Merz	2007	$250,000	$-	$75,527	$9,375	$97,970	-	$16,567	$449,439
President CSBU
Robert William Bennett	2007	$250,000	$-	$75,527	$-	$258,325	$7,790	$14,938	$606,580
President OSBU

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the Named Executive Officers for fiscal 2007.

Bonus (Column D)

The bonus amount in Column D for Mr. Young is a discretionary bonus for exceptional work performed during FY07, as recommended by the CEO and approved by the committee.

Stock Awards (Column E)

The amounts in Column E represent the compensation expense recognized for financial statement reporting purposes with respect to long-term incentive plan awards and unvested share awards granted in fiscal 2007 and in prior years in accordance with SFAS No. 123R.  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures for these awards.

Option Awards (Column F)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of stock options granted to each of the Named Executive Officers in accordance with SFAS No. 123R.   The Company did not award any stock options during fiscal 2007.  Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures for these awards.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in column G represent the amounts paid to each Named Executive Officer based on completing objectives established quarterly or annually and meeting quarterly and annual financial targets. Incentive amounts were approved by the Organization and Compensation Committee and were paid following each fiscal quarter and at the conclusion of the fiscal year.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

FranklinCovey does not maintain any pension plans.

The Nonqualified Deferred Compensation (NQDC) plan was frozen to new contributions as of January 1, 2005. To mitigate the impact of variable accounting rules, effective August 15, 2005, NQDC balances invested in FranklinCovey stock will be distributable to participants only in the form of shares of Company stock.  Mr. Bennett is the only named executive officer who has participated in the NQDC plan. Changes in his account balance are due to market fluctuations of the underlying securities used to value his account.

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, company contributions to each person’s 401(k) account, and insurance premiums. The 2007 All Other Compensation Table shows the specific amounts included in column I for fiscal 2007.

Total Compensation (Column J)

The amounts reported in column J reflect the sum of columns C through I for each Named Executive Officer, including all amounts paid and deferred.  The Organization and Compensation committee made the following compensation changes for named executive officers:

Effective September 1, 2007, Mr. Bennett’s base compensation increased from $250,000 to $275,000 per year as a result of market changes; his short-term incentive compensation target remained at 70% of base salary, which will increase his overall incentive opportunity from $175,000 to $192,500.

All Other Compensation Table

The All Other Compensation Table provides numerical information that is incorporated into Column I, All Other Compensation, on the 2007 Summary Compensation Table. For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

2007 All Other Compensation Table
A	B	C	D	E	F	G	H
Name	Year	Company Contributions to DC Plans ($)	Executive Life Insurance Premiums ($)	Executive Disability Premiums ($)	President’s Club ($)	Other ($)	Total ($)
Robert A. Whitman	2007	$6,750	$7,310	$38,560	$4,250	$-	$56,870
Chairman and Chief Executive Officer
Stephen D. Young	2007	$6,750	$2,270	$-	$3,298	$-	$12,318
Chief Financial Officer
Sarah Merz	2007	$6,750	$644	$-	$1,778	$7,395	$16,567
President CSBU
Robert William Bennett	2007	$6,750	$2,196	$-	$4,414	$1,578	$14,938
President OSBU

Company Contribution to Defined Contribution Plans (Column C)

The Company matches dollar for dollar the first 1% contributed to the 401(k) plan, and 50 cents on the dollar of the next 4% contributed.  The company match for executives is the same match received by all associates who participate in the 401(k) plan.  The maximum company match for contributions made during fiscal 2007 is $6,750.

Executive Life Insurance Premiums (Column D)

The Organization and Compensation committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives. Based on information on benefits prevalence from Mercer, the committee determined to include executive life insurance for each Named Executive Officer.  For each Named Executive Officer, FranklinCovey maintains an executive life insurance policy with a face value of approximately 2.5 times his or her target annual cash compensation.  The amounts in Column D show the annual premiums paid for each 20-year term executive life insurance policy.

Executive Disability Premiums (Column E)

The Company provides Mr. Whitman with long-term disability insurance which, combined with the Company’s current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2007 target cash compensation. The amount in Column E shows the premiums paid for Mr. Whitman’s supplemental long-term disability policy.

President’s Club (Column F)

Payments in column F for President’s Club refer to travel and travel-related awards received during fiscal 2007 for performance during fiscal 2006.

Other (Column G)

The amount shown in Column G for Sarah Merz is a performance award earned in fiscal 2006 and paid in fiscal 2007.

The amount shown in Column G for Bill Bennett includes a fiscal 2006 year-end bonus and gift that he received in fiscal 2007.

Total (Column H)

The amounts reported in Column HK reflect the sum of columns C – G for each Named Executive Officer.

Grants of Plan-Based Awards

The following table summarizes annual Short- and Long-Term Incentive Plan awards made to each of the Named Executive Officers in fiscal 2007.  For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

FY2007 Grants of Plan-Based Awards
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
A	B	C	D	E	F	G	H	I	J	K
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)
Robert A. Whitman	2007	-	$500,000	$750,000	25,245	84,151	168,302	-	-	-
Chief Executive Officer
Stephen D. Young	2007	-	$125,000	$187,500	7,826	26,087	52,174	-	-	-
Chief Financial Officer
Sarah Merz	2007	-	$175,000	$262,500	7,826	26,087	52,174	-	-	-
President CSBU
Robert William Bennett	2007	-	$175,000	$262,500	7,826	26,087	52,174	-	-	-
President OSBU

Estimated future payouts under non-equity incentive plan awards (Columns C-E) refer to target awards under the Short-Term Incentive Plan:

Threshold (Column C)

Column C shows the threshold STIP payment for each NEO based on achievement of financial and individual objectives established for fiscal 2007.

Target (Column D)

Column D shows the target STIP payment for each NEO based on achievement of financial and individual objectives established for fiscal 2007.

Maximum (Column E)

Column E shows the maximum STIP payment for each NEO based on financial performance ranging from 100.01% to 110% of target and 100% of individual objectives established for fiscal 2007.

Estimated future payouts under equity incentive plan awards (Columns F-H) refer to Long-Term Incentive Plan grants made in fiscal 2007:

Threshold (Column F)

Column F shows the threshold number of shares to be awarded based on performance or 30% for the target number of shares. The minimum threshold for performance is 60% of target.

Target (Column G)

Column G shows the target number of shares to be awarded when the Named Executive Officer achieves 100% of target performance.

Maximum (Column H)

Column H shows the maximum number of shares (200% of target) to be paid to the named executive officer based on performance from 100.01% to 200% of target.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested restricted share awards for each of the Named Executive Officers as of the end of fiscal 2007.

2007 Outstanding Equity Awards at Fiscal Year-End
A	B	C	D	E	F	G	H	I	J
			Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Robert A. Whitman	1,602,000	-	-	14.00	8/31/2010	112,500	$842,625	168,302	-
Chief Executive Officer

Stephen D. Young	35,000	-	-	8.00	1/16/2011	23,625	$176,951	52,174	-
Chief Financial Officer

Sarah Merz	-	12,500	-	1.70	11/14/2013	26,250	$196,613	52,174	-
President CSBU

Robert William Bennett	50,000	-	-	6.88	7/11/2010	26,250	$196,613	52,175	-
President OSBU

Options Exercised and Stock Vested

The following table provides information concerning the exercises of stock options during fiscal 2007 for each of the Named Executive Officers.

Non-Qualified Deferred Compensation Earnings

The following chart shows the market changes for the respective holdings in the Non-Qualified Deferred Compensation Plan (NQDC).  As discussed earlier, the NQDC plan was frozen to new contributions as of January 1, 2005.  Each participant in the NQDC determines the timing of NQDC payouts at the time he or she enrolls in the plan.   Mr. Bennett is the only named executive officer who participates in the NQDC.

Aggregate Earnings in Last FY (Column D)

Changes in Mr. Bennett’s aggregate earnings are due to market fluctuations in the underlying securities in his account.

Change-in-Control Severance Benefits

A change-in-control agreement exists for each named executive officer.  Under the terms of the agreement, each executive officer would receive two times his or her current target compensation plus reimbursement of premiums to secure benefit continuation coverage.

Target Total CIC Payment (Column B)

The target total change in control (CIC) payment in column B equals (target annual cash compensation x 2) + COBRA premiums.

Severance Benefits

Under the FranklinCovey severance policy, named executive officers who terminate involuntarily without cause receive an equivalent to 1 year of base salary and target annual incentive.  Additionally, FranklinCovey pays COBRA medical and dental premiums for the term of the severance.

Target Total Severance Payment (Column B)

The target total severance payment in Column B equals target annual cash compensation + target COBRA premiums.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 16, 2007, with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than five percent of Common Stock, by each director, by the Named Executive Officers and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of November 16, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 19,894,596 shares of Common Stock outstanding as of November 16, 2007.  There are no shares of Series A or B Preferred Stock outstanding.

BENEFICIAL OWNERSHIP As of November 16, 2007	Number of Common Shares	Percentage of Class

Donald J. McNamara (1)(2)(3) c/o Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331	7,249,138	27.2%
Knowledge Capital Investment Group (1)(2) 3232 McKinney Ave, Dallas, Texas 75204	6,928,404	26.9%
Robert A. Whitman (5)(7) c/o Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331	2,264,143	10.5%
Dimensional Fund Advisors, Inc. (4) 1299 Ocean Avenue Santa Monica, California 90401	1,536,528	7.7%
Stephen R. Covey (3) c/o Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331	1,050,884	5.3%
Joel C. Peterson	207,549	1.0%
Robert W. Bennett, Jr. (5)(7)	125,774	*	%
Sarah Merz (5)(7)	122,026	*	%
Dennis G. Heiner	113,257	*	%
Stephen D. Young (5)(7)	104,312	*	%
Robert H. Daines (6)	49,632	*	%
E. Kay Stepp	38,409	*	%
Clayton M. Christensen	26,382	*	%
E. J. “Jake” Garn	24,957	*	%
All directors and executive officers as a group (5)(7)(12 persons)	11,376,463	41.0%

* Less than 1%.

(1)	The Common Stock shares indicated for Knowledge Capital include 5,913,402 warrants. The warrants are exercisable into a share of Common Stock at $8.00 each.
(2)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock and the warrants of Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock and the warrants of Common Stock held by Knowledge Capital.

(3)
The share amounts include those held for Stephen R. Covey by SRSMC Properties LLC with respect to 40,000 shares; those indicated for Stephen R. Covey by SANSTEP Properties, L.C. with respect to 1,006,384 shares; and those indicated by Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.  Mr. Covey, as co-manager of SRSMC Properties LLC and SANSTEP Properties, L.C., has shared voting and dispositive control over the shares held by those entities and may be deemed to have beneficial ownership of such shares.

(4)	Dimensional Fund Advisors’ information is provided as of September 30, 2007, the filing of its last 13F report.
(5)
The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts:  Robert W. Bennett, Jr., 50,000 shares; Sarah Merz, 12,500 shares; Stephen D. Young, 35,000 shares; Robert A. Whitman, 1,602,000 shares; and all executive officers and directors as a group, 1,699,500 shares.

(6)	The share amounts indicated for Robert H. Daines include 5,000 shares owned by Tahoe Investments, L.L.C., of which Mr. Daines is a member.
(7)
The share amounts indicated include Restricted Stock Awards currently not vested held by the following persons in the following amounts:  Robert W. Bennett, Jr., 26,250 shares; Sarah Merz, 26,250 shares; Robert A. Whitman, 112,500 shares; Stephen D. Young, 23,625 shares; and all officers and directors as a group, 188,625 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to file with the Securities and Exchange Commission (the Commission) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10 percent of the Common Stock are required by Commission regulations to furnish the Company with copies of all such reports they file.  Based upon a review of the copies of such forms received by the Company and information furnished by the persons named above, the Company believes that all reports were filed on a timely basis except for an amended Form 3 for Sarah Merz correcting the number of shares beneficially owned by Ms. Merz that was filed in November 2007 and a Form 3 for Robert W. Bennett that should have been filed in February 2002 and was filed in November 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Company reviews all relationships and transactions in which the Company and our directors, Named Executive Officers, or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and Named Executive Officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or the related party are disclosed in the Company’s proxy statement.  In addition, a disinterested majority of the full Board of Directors or Compensation Committee of the Board reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

Stephen R. Covey, who is Vice Chairman of the Board of Directors, receives book royalties and has a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 80 percent of the net proceeds from personal speaking engagements, which resulted in expenses totaling $2.0 million during the fiscal year ended August 31, 2007.

Donald J. McNamara, a director of the Company as a designee of Knowledge Capital pursuant to its contract rights, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and of Hampstead Interests, LP, a Texas limited partnership.  On March 8, 2005, the Company and Hampstead Interests, LP entered into an Amended and Restated Monitoring Agreement that provides for payment of a monitoring fee to Hampstead Interests, LP for assisting the Company in strategic planning, including acquisitions, divestitures, new development and financing matters.  In conjunction with the recapitalization of the Company’s Series A Preferred Stock completed in March 2005, the monitoring fee was reduced by redemptions made of outstanding shares of the Series A Preferred Stock that was held by Knowledge Capital.  The Company paid $0.1 million to Hampstead Interests, LP during the fiscal year ended August 31, 2007, pursuant to the Amended and Restated Monitoring Agreement.  Since all of the Preferred Stock has been redeemed, the Company no longer pays this fee.

We pay Sean Covey, who is a son of the Vice-Chairman of the Board of Directors, and is also an employee of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him.  During fiscal 2007 we expensed $0.4 million for these royalty payments.

During fiscal 2006, we signed a non-exclusive license agreement for certain intellectual property with Stephen M.R. Covey, who is a son of the Vice-Chairman of the Board of Directors, and was previously an officer of the Company and a member of our Board of Directors.  We are required to pay Stephen M.R. Covey royalties for the use of certain intellectual property developed by him.  Our payments to Stephen M.R. Covey totaled $0.2 million during fiscal 2007.

Robert A. Whitman, Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owns a partnership interest of Knowledge Capital.

Each of these listed transactions was approved according to the procedures cited above.

PROPOSAL II

TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the firm of KPMG to audit the financial statements of the Company for the fiscal year ending August 31, 2008, and is seeking the ratification of that choice by the shareholders of the Company.  However, the Audit Committee is responsible for the selection and ongoing oversight of the auditors and has the authority to replace KPMG as the auditors for the 2008 fiscal year, if it deems it appropriate to do so.  Any such change subsequent to the annual meeting will not be submitted to the shareholders for ratification.  The Board of Directors anticipates that one or more representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees paid or accrued by the Company for audit and other services provided by KPMG for fiscal years 2007 and 2006:

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$1,237,000	$1,805,697
Audit-Related Fees (2)	13,000	-
Tax Fees (3)	41,000	37,334
All Other Fees	-	-
	$1,291,000	$1,843,031

(1)
Audit Fees represent fees and expenses for professional services provided in connection with the audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting found in the Annual Report on Form 10-K and reviews of the Company’s financial statements contained in the Quarterly Reports on Form 10-Q, procedures related to registration statements, and accounting consultations on actual transactions.

(2)	Audit-Related Fees primarily consisted of accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by the Company’s independent registered public accountants and subsequently reviews the actual fees and expenses paid to KPMG.  All the audit-related and non-audit services provided by KPMG during fiscal year 2007 and fiscal year 2006 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid to KPMG for non-audit services are compatible with maintaining KPMG’s independence as the Company’s independent registered public accountants.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed and reviewed with the independent registered public accountants all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 114, The Auditors Communication with Those Charged with Governance, with and without management present, and discussed and reviewed the results of the independent registered public accountants’ work.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2007, and met with and discussed such financial statements with management and the independent registered public accountants.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2007, for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to shareholder approval, of KPMG.

Date: November 11, 2007	E.J. "Jake" Garn, Chairperson
Robert H. Daines
Joel C. Peterson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2008.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar year 2009 must be received by the Company, at the Company’s executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 17, 2008, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2009 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2008.  Such proposals must also comply with the requirements as to form and substance established by the Commission if such proposals are to be included in the Company’s proxy statement and form of proxy.

Pursuant to rules adopted by the Commission, if a shareholder intends to propose any matter for a vote at the Company's annual meeting of shareholders to be held in calendar year 2009 but fails to notify the Company of that intention prior to October 31, 2008, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2009 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2008.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company’s 2007 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119—2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement. The Company has not authorized anyone to provide you with information different from that contained in this Proxy Statement. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.